EXHIBIT 99.1

1259 NW 21st Street
Pompano Beach, FL 33069

NEWS

FOR MORE INFORMATION:
November 12, 2010	954-917-4114 HOWARD L. EHLER, JR. CHIEF OPERATING OFFICER

IMPERIAL ANNOUNCES THIRD QUARTER
AND NINE MONTHS 2010 RESULTS

Pompano Beach, FL………Imperial Industries, Inc. (OTCBB: “IPII”) announced today the results of operations for the third quarter and nine months ended September 30, 2010.

Net sales for the third quarter ended September 30, 2010 were $1,897,000, compared to $2,186,000 for the same period in 2009, a decrease of 13.2%. For the third quarter ended September 30, 2010, the Company had a loss from continuing operations of $321,000, or $.13 per diluted share, compared to a loss from continuing operations of $274,000, or $.11 per diluted share, for the same period in 2009. The Company generated a net loss, including discontinued operations, for the third quarter ended September 30, 2010 of $498,000, or $.20 per diluted share, compared to a net loss, including discontinued operations of $1,804,000, or $.71 per diluted share, for the same period in 2009. Discontinued operations related to the closure of the Company’s distribution facilities during 2009 and 2008, accounted for losses of $177,000, or $.07 per diluted share in the third quarter of 2010 compared to $1,530,000, or $.60 per diluted share in the prior year period.

Net sales for the nine months ended September 30, 2010 were $6,465,000, compared to $6,864,000 for the same period in 2009, a decrease of 5.8%. For the nine months ended September 30, 2010, the Company had a loss from continuing operations of $921,000, or $.36 per diluted share, compared to a loss from continuing operations of $1,440,000, or $.57 per diluted share, for the same period in 2009. In the first nine months of 2010, the loss from continuing operations included a gain of $32,000 arising from a reduction in a loss contingency reserve, compared to a loss contingency expense of $627,000 for the same period last year. In addition, the loss from continuing operations in the first nine months of 2009 included a $193,000 gain on the settlement of certain litigation. Discontinued operations accounted for losses of $537,000, or $.21 per diluted share for the first nine months of 2010 compared to $2,798,000, or $1.10 per diluted share in the prior year period. Results of discontinued operations included gains realized from the sale of real property associated with the discontinuance of the Company’s former distribution facilities of $230,000 and $573,000, respectively, for the comparative 2010 and 2009 nine month periods. Accordingly, the Company incurred a net loss of $1,458,000, or $.57 per diluted share, for the first nine months of 2010 compared to a net loss of $4,238,000, or $1.67 per diluted share, for the comparable period in 2009.

S. Daniel Ponce, Imperial’s Chairman of the Board, stated: “Our operating results for the third quarter of 2010 reflect the on-going weak market conditions present in the construction industry and low industry demand for our products. In view of the continuing weakness in the residential and commercial construction markets we remain focused on strengthening our core operations through cost reduction initiatives, expanding our product offerings and geographic reach to leverage our reduced overhead costs, as well as maintaining our liquidity and financial flexibility. We believe these initiatives will place us in a position to succeed and grow when economic conditions eventually improve.”

Page 2 of News Release dated November 12, 2010

For more information, please refer to the Company’s Form 10-Q for the quarter ended September 30, 2010 which is being filed with the Securities and Exchange Commission on November 12, 2010 and which will be available on the Company’s website www.imperialindustries.com shortly.

Imperial Industries, Inc., a building products company, is engaged in the manufacture and distribution of pool, stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

Page 3 of News Release dated November 12, 2010

IMPERIAL INDUSTRIES, INC.
Financial Highlights
(Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net Sales	$6,465,000	$6,864,000	$1,897,000	$2,186,000

Loss from continuing operations, net of taxes (1)	$(921,000)	$(1,440,000)	$(321,000)	$(274,000)
Loss from discontinued operations, net of taxes (2)	(537,000)	(2,798,000)	(177,000)	(1,530,000)

Net loss	$(1,458,000)	$(4,238,000)	$(498,000)	$(1,804,000)

Loss per Common Share:

Loss from continuing operations - basic and diluted	$(0.36)	$(0.57)	$(0.13)	$(0.11)
Loss from discontinued operations - basic and diluted	(0.21)	(1.10)	(0.07)	(0.60)
Net loss per share - basic and diluted	$(0.57)	$(1.67)	$(0.20)	$(0.71)

Weighted average shares outstanding -
basic and diluted	2,550,460	2,533,272	2,550,460	2,533,639

Notes to Financial Highlights

(1) For the nine months ended September 30, 2010 the loss from continuing operations includes income of $32,000 resulting from a reduction in a loss contingency reserve related to the discontinuance of the Company's former distribution operations, compared to a loss contingency expense of $627,000 for the same period in 2009. In addition, for the nine months ended September 30, 2009 the loss from continuing operations included a $193,000 gain on the settlement of certain litigation.

(2) For the nine month periods ended September 30, 2010 and 2009, loss from discontinued operations includes gains of $230,000 and $573,000, respectively, realized from the sale of real property associated with the Company's former distribution facilities.